Exhibit 99.1

Drug Royalty Corporation Inc. Acquires Royalties from Nanogen Inc. for $20 Million

TORONTO, ONTARIO and SAN DIEGO, CALIFORNIA, October 4, 2006 – Drug Royalty Corporation Inc. (DRC) and Nanogen Inc. (Nasdaq: NGEN) announced today that they have entered into an agreement for a trust managed by DRC to acquire an interest in royalties on the MGB™ (minor groove binder) technology owned by Nanogen for 5’ nuclease real-time PCR applications in the biomedical research market. Under terms of the agreement, between July 2006 and December 2011, DRC will be entitled to receive royalties up to a specified threshold, above which the parties will share royalties. DRC will make a one time payment of $20 million to Nanogen. Nanogen retains ownership of the MGB™ patents, as well as future royalties beyond 2011.

“This transaction marks DRC’s first acquisition of a royalty related to molecular biology research tools.” said Paul Kirkconnell, Managing Director at Drug Royalty. ”This agreement represents an expansion beyond DRC’s traditional interest in therapeutics and is another example of the tailored and innovative sources of capital DRC offers.”

“Monetizing a portion of our royalty stream provides us with a non-dilutive means of raising capital to fund development of new products for the growing molecular diagnostic and personalized medicine market.” said Howard C. Birndorf, Nanogen chairman and chief executive officer.

The royalty payments are related to Nanogen’s patented MGB™ technology that has been licensed to Applied Biosystems (ABI) for use in ABI’s TaqMan® products (TaqMan® is a registered trademark of Roche Molecular Systems, Inc.). Nanogen’s MGB™ moiety provides many advantages in the design of oligonucleotides, such as allowing for the design of shorter probes with high sensitivity to mismatches, improving single nucleotide polymorphism detection, and allowing for multiplexing assays.

About Drug Royalty Corporation Inc.

Drug Royalty Corporation (DRC) is a privately held healthcare investment company that is a leading purchaser of royalties on commercialized drugs and drugs with near term commercial visibility. DRC also invests capital by acquiring revenue based cash flows from companies within the life-sciences industry and can augment royalty and revenue based investments with equity investments. A pioneer in the field when launched in 1992, DRC was the first firm to acquire royalties in the life sciences sector and the first to complete royalty transactions with inventors and institutions. Since then, DRC has built an impressive international royalty portfolio of blockbuster products including pharmaceutical and medical device technologies. Information about DRC can be found at www.drugroyalty.com <http://www.drugroyalty.com/>.

About Nanogen, Inc.

Nanogen’s advanced technologies provide researchers, clinicians and physicians worldwide with improved methods and tools to predict, diagnose, and ultimately help treat disease. The company’s products include real-time PCR reagents, the NanoChip® electronic microarray platform and a line of rapid, point-of-care diagnostic tests. Nanogen’s ten years of pioneering research involving nanotechnology holds the promise of miniaturization and continues to be supported for its potential for diagnostic and biodefense applications. For additional information please visit Nanogen’s website at www.nanogen.com <http://www.nanogen.com/> .

CONTACT: Alex Delanghe, Powell Communications, for Drug Royalty, (212) 475-6304 Email: adelanghe@powellny.com <mailto:rpowell@powellny.com>

Rob Saltmarsh, CFO, Nanogen, (858) 410-4600, rsaltmarsh@nanogen.com

Kim Richards, Porter Novelli Life Sciences, for Nanogen, (619) 849-5377, krichards@pnlifesciences.com